Exhibit 10.2

ACCURIDE CORPORATION

STOCK APPRECIATION RIGHTS AWARD AGREEMENT

ACCURIDE CORPORATION 2005 INCENTIVE AWARD PLAN

Name:	Grant: ______ Stock Appreciation Rights
Address:

Base Price:

Taxpayer
Identification Number:	Grant Date:

Signature:

Effective on the Grant Date, you have been granted the number of Stock Appreciation Rights set forth above.  Each Stock Appreciation Right entitles you to the positive difference, if any, between the Base Price designated above, which shall not be less than the Fair Market Value of a share of Accuride Corporation (the “Company”) Stock on the Grant Date, and the Fair Market Value of a share of Stock on the date of exercise (the “Spread”), in accordance with the provisions of this Agreement and the Accuride Corporation 2005 Incentive Award Plan (the “Plan”).  Upon exercise, the Spread for each Stock Appreciation Right will be paid in whole shares of Stock with a Fair Market Value equal to the Spread, with any remainder paid in cash, or in cash.

You may only exercise a Stock Appreciation Right once it is vested. The Stock Appreciation Rights will vest and no longer be subject to forfeiture as follows:

•                  100% of the Stock Appreciation Rights will vest on the fourth December 31st following the Grant Date.

•                  Notwithstanding the foregoing, certain portions of the Stock Appreciation Rights will vest according to the following schedule if and only if the performance goals determined by the Committee and set forth on Exhibit A for such year are attained:

•                  25% of the Stock Appreciation Rights will vest on December 31st of the year of the Grant Date;

•                  25% of the Stock Appreciation Rights will vest on the next successive December 31st; and

•                  25% of the Stock Appreciation Rights will vest on the next successive December 31st.

•                  If the performance goals for any year are not met, the Stock Appreciation Rights scheduled to vest in such year will vest on the fourth December 31st following the Grant Date.

•                  Notwithstanding the foregoing, the Stock Appreciation Rights will vest on a pro rata basis as of your “Permitted Retirement” (as defined below), Disability or death, based on the number of full months of service that have elapsed from the Grant Date to the date of your Permitted Retirement, Disability or death, as compared to 48 months.  For example, assume that you have been granted 1,000 Stock Appreciation Rights. Assume further that the date of your Permitted Retirement is 24 months after the Grant Date.  You will have a vested interest in 500 Stock Appreciation Rights (24/48ths of 1,000).  If you met the performance goals set forth above in each of the two years, you will not be entitled to any additional vested Stock Appreciation Rights on your Permitted Retirement, because you already would have a vested interest in 500 Stock Appreciation Rights.  If you did not meet the performance goals, you will be vested in 500 Stock Appreciation Rights upon your Permitted Retirement.  “Permitted Retirement” means your Termination of Service at (i) age 55 or over after having served the Company for at least ten years, or (ii) after your 65th birthday and other than by reason of termination for Cause, death, or Disability.

•                  Any unvested Stock Appreciation Rights will vest upon a Change of Control.

In the event of the termination of your employment or service for any reason, whether such termination is occasioned by you, by the Company or any of its Subsidiaries, with or without “Cause” (as defined below) or by mutual agreement (“Termination of Service”), all unvested Stock Appreciation Rights will be forfeited effective as of the earlier of: (i) the date that you give or are provided with written notice of Termination of Service, or (ii) if you are an employee of the Company or any of its Subsidiaries, the date that you are no longer actively employed and physically present on the premises of the Company or any of its Subsidiaries, regardless of any notice period or period of pay in lieu of such notice required under any applicable statute or the common law.

Once vested, Stock Appreciation Rights may be exercised in whole or any part, at any time; provided, however, vested Stock Appreciation Rights must be exercised, if at all, prior to the earlier of:

(a)          one year following your Termination of Service with the Company by reason of death, Disability or Permitted Retirement;

(b)         90 days following your Termination of Service for any reason other than death, Disability or Permitted Retirement; for this purpose your last day of active employment or service will be deemed to occur on the date of the closing of the sale of all or substantially all of the stock or assets of a Subsidiary for which you are employed at the time of the transaction;

(c)          the opening of business on the date of your Termination of Service by the Company for Cause; or

(d)         the tenth anniversary of the Grant Date.

Any vested Stock Appreciation Rights that are not exercised prior to any of the events set forth above shall terminate and no longer be exercisable.  “Cause” means termination of your employment by reason of (i) your willful and continued failure to perform your duties with respect to the Company or its

Subsidiaries which continues beyond ten days after a written demand for substantial performance is delivered to you by the Company, or (ii) your conduct involving (x) dishonesty or breach of trust in connection with your employment, or (y) conduct which would be reasonable basis for your indictment for a felony or for a misdemeanor involving moral turpitude.

The Stock Appreciation Right will be deemed exercised upon receipt of the Exercise Notice attached as Exhibit B.  The Spread shall be determined by the Fair Market Value of Stock on the date the Exercise Notice is received by the Company.

The Stock Appreciation Right or any interest or right therein or part thereof shall not be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided the Stock Appreciation Right may be transferable by will or the laws of descent and distribution.

Until Stock is issued upon settlement of the Stock Appreciation Rights, you will not be deemed for any purpose to be, or have rights as, a Company shareholder.  In addition, no Dividend Equivalents will be payable with respect to the Stock Appreciation Rights.

If you engage in any “Prohibited Activity,” any unvested Stock Appreciation Rights will be forfeited.  In addition, if you engage in any Prohibited Activity within 24 months of the day on which you received Stock in settlement of any Stock Appreciation Rights awarded pursuant to this Agreement, you must pay to the Company an amount equal to your “SAR Gain.”  Your “SAR Gain” is equal to the sum of (a) the gross sales proceeds of any such Stock that was previously sold plus (b) the closing market price per share of the Stock on the date it was distributed to you for any share of Stock which has not been sold.

For purposes of this Agreement, the term “Prohibited Activity” shall mean and include each of the following:

•                  The violation of any provision included in any agreement entered into between you and the Company pursuant to which you agree to refrain from soliciting any customers of the Company or any entities engaged in the commercial vehicle component industry with which the Company has contracts at the time.

•                  The violation of any provision included in any agreement entered into between you and the Company pursuant to which you agree to refrain from soliciting or attempting to solicit away from the Company any officer, employee or agent of the Company.

•                  The violation of any confidentiality, proprietary information, or non-disclosure provisions included in any agreement entered into between you and the Company.

•                  The violation of any agreement entered into between you and the Company pursuant to which you agree not to compete in any way with the Company.

•                  The violation of any provision included in any agreement entered into between you and the Company pursuant to which you agree to assign to the Company all rights to any copyrightable or patentable work you invent, improve or otherwise work on using the Company’s resources during your employment with the Company.

•                  If you are a party to any severance, retention or change in control agreement or program, and you engage in any activity which would constitute a violation of any non-competition, non-solicitation, confidentiality, proprietary information, or non-disclosure provision included in said agreement or program, you will be deemed to have engaged in a Prohibited Activity even if a change in control (as defined in said agreement or program) has not occurred.

The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including FICA obligations) required by law to be withheld with respect to any taxable event arising from the exercise of any vested Stock Appreciation Rights.  You may satisfy your tax obligation, in whole or in part, by either:  (i) electing to have the Company withhold shares of Stock otherwise to be delivered with a Fair Market Value equal to the minimum amount of the tax withholding obligation, (ii) surrendering to the Company previously owned shares of Stock with a Fair Market Value equal to the minimum amount of the tax withholding obligation, (iii) withholding from other cash compensation or (iv) paying the amount of the tax withholding obligation directly to the Company in cash; provided, however, that if the tax obligation arises during a period in which you are prohibited from trading under any policy of the Company or by reason of the Exchange Act, then the tax withholding obligation shall automatically be satisfied in accordance with subsection (i) of this paragraph.

Section 409A of the Code imposes a number of requirements on “non-qualified deferred compensation plans and arrangements.”  Based on regulations proposed by the Internal Revenue Service, the Company has concluded that this award of Stock Appreciation Rights is not subject to Section 409A because the award meets the stock appreciation rights exception to Section 409A.  In order to ensure this exception applies: (1) compensation payable under any Stock Appreciation Right granted hereunder shall not, under any circumstances, be greater than the difference between the Fair Market Value of the Stock on the Grant Date and the Fair Market Value of the Stock on the date the Stock Appreciation Right is exercised; (2) the Stock Appreciation Right exercise price may never be less than the Fair Market Value of the Stock on the Grant Date for such Stock Appreciation Right; and (3) no Stock Appreciation Right granted hereunder does or will include any feature for the further deferral of compensation other than the deferral of recognition of income until the exercise of the Stock Appreciation Right.  Under no circumstances may the time or schedule of receipt of Stock in settlement for any Stock Appreciation Right be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A.  If it is at any point determined that the Stock Appreciation Rights awarded hereunder are subject to Section 409A, this Agreement and the Plan shall be operated in compliance with Section 409A and each provision of this Agreement and the Plan shall be interpreted, to the extent possible, to comply with Section 409A.

Nothing in the Plan or this Agreement shall be interpreted to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment or services at any time.  In addition, nothing in the Plan or this Agreement shall be interpreted to confer upon you the right to continue in the employ or service of the Company or any Subsidiary.

The Stock Appreciation Rights are granted under and governed by the terms and conditions of the Plan.  You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time.  The grant of the Stock Appreciation Rights hereunder is a one-time benefit and does not create any contractual or other right to receive additional stock appreciation rights or other benefits in lieu of stock appreciation rights in the future.  Future awards of stock appreciation rights, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of shares subject to such award and vesting provisions.  By execution of this Agreement, you consent to the provisions of the Plan and this Agreement.  Capitalized terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

COMPANY:

ACCURIDE CORPORATION

By:
Its:

EXHIBIT A

Performance Goals

Unless otherwise determined by the Compensation Committee of the Board of Directors, the annual performance goal for each year shall be based on achievement of the Target EBITDA goal set forth in the applicable AICP documentation for such year.

EXHIBIT B

EXERCISE NOTICE

STOCK APPRECIATION RIGHTS

Compensation Committee

Accuride Corporation

Attn:

The undersigned individual hereby elects to exercise _________ vested Stock Appreciation Rights pursuant to the Accuride 2005 Incentive Award Plan and the Stock Appreciation Rights Agreement dated _________ __, ____ (the “Grant Date”).

I acknowledge that payment for the Stock Appreciation Rights will be made in accordance with the terms set forth in the Stock Appreciation Rights Agreement, less any legally required withholdings.

Name:

Address:

Taxpayer Identification Number:

Date:

Signature:

Received by Accuride Corporation this ___ day of ____________, ____.

By:

Its: